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General Electric Company
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PRESS RELEASE

GE to Hold Virtual 2020 Annual Meeting of Shareholders

BOSTON, Mass.—April 14, 2020—GE (NYSE:GE) announced today that to protect the health and safety of its shareholders, employees, directors and communities amidst the COVID-19 pandemic, GE will hold its 2020 Annual Meeting of Shareholders in an online (virtual) format. The meeting will be held online only and will begin at 10:00 AM EDT on May 5, 2020, as previously scheduled.

Shareholders at the close of business on the record date (March 9, 2020) are entitled to participate in GE’s Annual Meeting, including to vote their shares and ask questions. The meeting can be accessed via the internet at: http://www.virtualshareholdermeeting.com/GE2020.

Whether or not shareholders plan to participate in the virtual-only annual meeting, GE urges shareholders to submit their vote in advance of the meeting by one of the methods described in the previously distributed proxy materials.

Admission to the meeting. To be admitted to the virtual meeting with the ability to vote and ask questions, shareholders must enter their unique 16-digit voting control number, which may be obtained as described below.

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For shareholders who hold GE shares through a brokerage, bank or other institutional account, the 16-digit voting control number can be found on the voting instruction form, Notice of Internet Availability of proxy materials or email, as applicable, provided with GE’s previously distributed proxy materials. Shareholders who hold GE shares through a brokerage, bank or other institutional account with questions on how to obtain a control number to participate in the Annual Meeting should contact the financial institution where their shares are held.

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For shareholders who hold GE shares directly with GE, through the GE Retirement Savings Plan (401(k)), or through another company-administered plan (e.g., GE Shares), a 16-digit control number must be requested in advance, and the request must be received by no later than Thursday, April 30, 2020 at 5:00 PM EDT to allow adequate time for processing. Shareholders requesting a control number should follow the advance registration instructions that appear on the top portion of their proxy card or that were received from their plan administrator, which was included in the previously distributed proxy materials. To allow timely delivery of control numbers, shareholders are asked to provide a valid email address with their request.

Shareholders who hold GE shares directly with GE, through the GE Retirement Savings Plan (401(k)), or another company-administered plan with questions about obtaining a control number can call the following numbers:

○	Within the US, call GE Shareowner Services 800.786.2543 (800.STOCK.GE)
○	Outside the US, call GE Shareowner Services 651.450.4064

●	Online check-in will be available approximately 15 minutes before the meeting starts. All participants should reference the meeting rules of conduct, which will be posted on the site.

As with our past in-person annual meetings, we are making the virtual meeting available to the public to view live and will include closed captioning. Anyone wishing to do so may go to http://www.virtualshareholdermeeting.com/GE2020 and enter as a guest.

Questions for the meeting. Shareholders as of the record date who attend and participate in the virtual Annual Meeting using their control number (as described above) will have an opportunity to submit questions during the meeting. Shareholders as of the record date may also submit questions in advance of the meeting, following the instructions at www.ge.com/proxy. We will try to answer as many shareholder-submitted questions that comply with the posted rules of conduct as time permits (whether submitted prior to or during the portion of the meeting when questions may be submitted). If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Technical assistance during the meeting. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

Where to find additional information. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders can view during the meeting or prior to the meeting at www.proxyvote.com and at www.ge.com/proxy. For additional information on admission to the Annual Meeting and voting during the meeting, visit GE’s proxy website at www.ge.com/proxy.

About GE
GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.ge.com/reports and @GE_Reports on Twitter, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com